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                                                                    Exhibit 23.2


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 89411) pertaining to the Multex.com, Inc. 1999 Stock Option Plan, the Market Guide Inc. 1995 Key Employee Incentive Plan and 1995 Independent Director's Stock incentive Plan Special Option Grants to Messrs. Byramji and Case of our report dated May 18, 1998, except for Notes C and J, as which the date is April 27, 1999, with respect to the consolidated financial statements and schedule of Market Guide Inc. for the year ended December 31, 1997 included in the Annual Report (Form 10K) of Multex.com, Inc. for the year ended December 31, 1999.

                                /S/ Zerbo, McKiernan & Zambito, LLC

Fairfield, New Jersey
March 29, 1999